Exhibit 23.2
CONSENT OF MARSTON
Marston has read the Annual Report on Form 20-F of Mechel OAO to be dated April 12, 2011, including references to our company and our review and audit of the reserves included in our March 2011 audit reports as listed below:
1.	2010 Year End Audit — Southern Kuzbass Coal Company OAO for Mechel OAO, March 2011

2.	2010 Year End Audit — HC Yakutugol OAO for Mechel OAO, March 2011

3.	2010 Year End Audit — Korshunov Mining Plant OAO for Mechel OAO, March 2011

4.	2010 Year End Audit — Southern Urals Nickel Plant OAO for Mechel OAO, March 2011

5.	2010 Year End Audit — Pugachevskiy Quarry OOO for Mechel OAO, March 2011
Marston confirms and concurs that the information disclosed in the Form 20-F fairly and accurately represents the information in our March 2011 audit reports.
We also hereby consent to the use of our name in the preliminary prospectus supplement to be dated April 12, 2011 (the “Preliminary Prospectus Supplement”), any final prospectus supplement related thereto (the “Final Prospectus Supplement”), and the registration statement on Form F-3ASR (No. 333-166309) of Mechel OAO (the “Registration Statement”) in connection with references to our involvement in the review and audit of the reserves included in our March 2011 audits and to the use of the report, or portions thereof, and to the inclusion or incorporation by reference of information derived from the reports, in the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Registration Statement.
By:      /s/ Dale W. Halley
Name: Dale W. Halley, PE
Vice President — Engineering Services
April 12, 2011